Valneva SE - F-3

Exhibit 5.1

[JONES DAY LETTERHEAD]

March 24, 2025

Valneva SE

6 rue Alain Bombard

44800 Saint-Herblain

France

Re:         Registration Statement on Form F-3 filed by Valneva SE

Ladies and Gentlemen:

We are acting as special French counsel for Valneva SE, a European Company (Societas Europaea, or SE), in connection with the registration of the possible issuance and sale from time to time, on a continuous or delayed basis, by the Company of up to $350,000,000 in aggregate offering price of (i) ordinary shares, €0.15 nominal value per share, of the Company (the “Ordinary Shares”) or (ii) warrants to purchase Ordinary Shares (the “Warrants”, and together with the Ordinary Shares, the “Securities”), in each case as contemplated by the Registration Statement on Form F-3, as filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”), to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Company’s Ordinary Shares, including the Ordinary Shares issuable pursuant to the Warrants, may be represented by American Depositary Shares (“ADSs”). The Securities may be offered and sold from time to time pursuant to Rule 415 under the U.S. Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Ordinary Shares included in the Securities, when (a) the extraordinary shareholders’ meeting of the Company and the Board of Directors of the Company (the “Board”) and, if applicable, the chief executive officer (directeur général), have taken all necessary corporate action to authorize the issuance of, and establish the terms of, the offering of such Ordinary Shares and related matters, and (b) issued, sold and delivered in the manner and for the consideration stated in the applicable definitive subscription, purchase, underwriting, placement or similar agreement approved by the Board and/or the chief executive officer (directeur général), as the case may be, upon payment of the consideration provided therein to the Company and issuance of the depositary certificate (certificat du dépositaire) in respect thereof, will be validly issued, fully paid and non-assessable.

2. The Warrants included in the Securities, when (a) the extraordinary shareholders’ meeting of the Company and the Board and, if applicable, the chief executive officer (directeur géneral) of the Company, have taken all necessary corporate action to authorize the issuance of and establish the terms of such Warrants, the terms of the offering of such Warrants and related matters, and (b) issued, sold and delivered in the manner and for the consideration stated in the applicable definitive subscription, purchase, underwriting, placement or similar agreement approved by the Board and/or the chief executive officer (directeur général), as the case may be, and upon payment of the consideration provided therein, will constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their terms.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of Ordinary Shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of such Ordinary Shares.

In rendering the foregoing opinion, we have assumed that (i) the Registration Statement, and any amendments thereto, will have become effective under the Securities Act (and will remain effective at the time of issuance of any Securities thereunder, as applicable); (ii) a prospectus supplement describing each class and/or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and the relevant rules and regulations of the Commission, will be timely filed with the Commission; (iii) the outstanding share capital of the Company will be validly issued and fully paid up at the time of the decisions of the Board and, if applicable, the chief executive officer (directeur général) to issue, offer and sell the Securities; (iv) the resolutions authorizing the Company to issue, offer and sell the Securities as adopted by the extraordinary shareholders’ meeting and the Board and, if applicable, the chief executive officer (directeur général), will be validly adopted and in full force and effect at all times at which the Securities are issued, offered or sold by the Company; (v) the definitive terms of the Securities will have been established in accordance with the authorizing resolutions adopted by the extraordinary shareholders’ meeting and the Board and, if applicable, the chief executive officer (directeur géneral), the Company’s By-laws and applicable law; (vi) the Company will issue and deliver the Securities in the manner contemplated in the Registration Statement; (vii) the amount of Securities issued will remain within the limits of the then authorized but unissued amounts of such Securities; (viii) with respect to any Warrants, the terms and conditions of such Warrants will constitute valid and legally binding obligations of the Company according to applicable laws, enforceable against it in accordance with their terms; (ix) all Securities will be issued in compliance with applicable securities and corporate law; and (x) any deposit agreement, warrant agreement, subscription, purchase, underwriting, placement or similar agreement or similar agreement will constitute a valid and binding obligation of each party thereto other than the Company, if any.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations.

We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in French law or factual matters arising after the date of effectiveness of the Registration Statement.

As to facts material to the opinions and assumptions expressed herein, which we have not independently established or verified, we have relied upon written statements and representations of officers and other representatives of the Company. We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day